Exhibit 10.31

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

WHEREAS, Debra L. Pawl (“Employee”) has been employed by Closure Medical Corporation (“the Company”);

WHEREAS, the Company and Employee mutually desire to terminate Employee’s employment with the Company effective October 28, 2004 (“the Separation Date”);

IT IS HEREBY AGREED between Employee and the Company as follows:

1. Employee, for and in consideration of the Company’s agreement to enter into this Agreement, and intending to be legally bound does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and its parents, subsidiaries, affiliates, divisions, units, joint ventures, and members, and its and their respective officers, directors, shareholders, employees, agents, and attorneys, its and their respective predecessors, successors, assigns, heirs, executors, administrators, and any individual or organization related to the Company and those benefit plans it sponsors (hereinafter referred to collectively as “the RELEASEES”) of and from any and all actions and causes of actions, suits, debts, claims, and demands whatsoever in law or in equity, which she ever had, now has, or which she or her heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, up to and including the date of this Separation of Employment Agreement and General Release (“the Agreement”), and particularly, but without limitation, any claims arising from or relating in any way to her employment relationship or the termination of her employment relationship with the Company, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted, now or in the future, including any claims under any federal, state or local laws, including, without limitation: the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the American with Disabilities Act, 29 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Immigration and Nationality Act, 8 U.S.C. § 1101 et seq., the whistleblower provisions of the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, the Omnibus Crime Control and Safe Streets Act, 18 U.S.C. §§ 2510-2711, the North Carolina Equal Employment Practices Act, G.S. § 143-422.2, all as amended; any common law, contract, or tort claims now or hereafter recognized, including, but not limited to: claims for wrongful discharge, public policy claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, invasion of privacy, intrusion into seclusion, defamation, and tortious interference with contract or prospective economic advantage; any claims for any compensation, including, but not limited to: back wages, front pay, fringe benefits, reinstatement, or any other form of economic loss; all claims for personal injury, including, but not limited to: mental anguish, emotional distress, pain and suffering, humiliation, and damage to name or reputation; and all claims for liquidated damages and punitive damages and all claims for counsel fees and costs.

2. The parties agree that in connection with the Company’s decision to outsource its legal department functions, including the duties and responsibilities previously performed by Employee, Employee’s position with the Company has been eliminated and her employment with the Company has been terminated effective immediately.

3. In further consideration of the Company’s agreement to enter into this Agreement, Employee agrees and covenants that during the three-month period following the execution of this Agreement, she shall make herself available at reasonable times to cooperate with the Company and answer any questions regarding her former duties.

4. Provided that Employee does not revoke her signature within the period provided by paragraph 12(e), in consideration of Employee’s execution of this Agreement, the Company agrees:

(a)	to pay Employee’s base salary at its current rate, two hundred and three thousand dollars ($203,000.00) annually, through October 28, 2005, minus all payroll deductions and withholdings required by law, utilizing its standard payroll practices;

(b)	to pay Employee an incentive bonus payment for the 2004 calendar year in the amount of one hundred and four thousand eight hundred ninety dollars and ten cents ($104,890.10), minus all payroll deductions and withholdings required by law, on the date 2004 incentive bonus payments are paid for similarly-situated executives following the completion, auditing, and approval by the Board of Directors of the Company’s financial results;

(c)	to pay Employee a pro-rata incentive bonus payment in the amount of eighty-seven thousand three hundred seventy-three dollars and forty-six cents

($87,373.46) for the first ten months of the 2005 calendar year, payable in twenty-six equal installments of three thousand three hundred sixty dollars and fifty-one cents ($3,360.51) each over the twelve-month period beginning on October 29, 2004 and ending on October 28, 2005, minus all payroll deductions and withholding required by law; and

(d)	to pay the full premiums associated with Employee’s continued participation in the Company’s benefit programs in which Employee participated on the Separation Date, at the same level of such participation on the Separation Date, through October 28, 2005. Notwithstanding the foregoing, following the Separation Date, Employee shall no longer participate in the Closure Medical Corporation Employee Stock Purchase Plan and the Closure Medical Corporation 401(k) Retirement Plan & Trust. The parties agree that Employee shall not experience a “loss of coverage” until October 28, 2005 for those benefit programs in which she continues to participate in following the Separation Date and, thus, this period shall not reduce her entitlement to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1974.

5. Provided that Employee does not revoke her signature within the period provided by paragraph 12(e), Employee and the Company further agree to following provisions regarding her equity compensation:

(a)	Employee shall not be entitled to any additional grants of stock or stock options after the Separation Date;

(b)	all of Employee’s previously granted stock options which: (1) had vested prior to the Separation Date; and (2) on the Separation Date had an exercise price below the market price of stock on the Separation Date shall be fully exercisable in accordance with the terms of the Closure Medical Corporation Amended and Restated 1996 Equity Compensation Plan, i.e., for a period up to ninety (90) days from the Separation Date;

(c)	all of Employee’s previously granted stock options which: (1) had vested prior to the Separation Date; and (2) on the Separation Date had an exercise price above the market price of the stock on the Separation Date shall be fully exercisable on or before October 27, 2006;

(d)	all of Employee’s previously granted stock options which: (1) had not vested as of the Separation Date; and (2) on the Separation Date had an exercise price above the market price of the stock on the Separation Date, shall vest on the Separation Date and shall be exercisable on or before October 27, 2006; and

(e)	all of Employee’s previously granted stock options which: (1) had not vested as of the Separation Date; and (2) on the Separation Date had an exercise price below the market price of stock on the Separation Date, shall be forfeited.

6. It is expressly agreed and understood that neither the Company nor any of the RELEASEES has and will not have any obligation to provide Employee at any time in the future with any payments, benefits or considerations other than those recited in paragraphs 4 and 5.

7. Employee hereby agrees and recognizes that her employment relationship with the Company is hereby permanently and irrevocably severed, and that neither the Company nor any of the RELEASEES has any obligation, contractual or otherwise, to hire, rehire or re-employ her in the future. Employee further agrees that she will not seek employment or re-employment with the Company or any of the RELEASEES at any point in the future.

8. To the extent permissible under controlling law, Employee agrees, covenants, and promises that she has not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Agreement to any persons with the exception of members of her immediate family, her attorney, and her accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms.

9. To the extent permissible under controlling law, Employee agrees not to make disparaging, critical, or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs or the financial condition of the Company; or circumstances surrounding her employment with the Company and/or the termination of that employment.

10. Employee agrees that all memoranda, notes, records, papers, electronic files, or other documents, and all copies thereof (maintained in whatever format), relating to the Company’s operations or business, and all objects associated therewith in any way obtained by Employee during the course of her employment with the Company are and shall remain the Company’s sole and exclusive property. Employee agrees that she will deliver all of the aforementioned materials that may be in her possession to the Company within two business days following her execution of this Agreement.

11. Employee agrees and acknowledges that the agreement by the Company described herein is not and shall not be construed to be an admission of any violation of any federal, state, or local statute or regulation, or of any duty owed by the Company to Employee.

12. Employee hereby certifies that:

(a)	she has read the terms of this Agreement and that she understands its terms and effects, including the fact that she has agreed to release and forever discharge the RELEASEES from any legal action arising out of her employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including but not limited to claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.;

(b)	she has been informed by the Company, through this document, that she may discuss this Agreement with an attorney of her own choice;

(c)	she is signing this Agreement voluntarily and knowingly in exchange for the consideration herein, which she acknowledges as adequate and satisfactory to her;

(d)	she understands that she has twenty-one (21) days within which to consider and sign this Agreement, and that she has signed on the date indicated below after concluding that this Agreement is satisfactory to her;

(e)	she understands that she may revoke her release for a period of seven (7) days following the day on which she signs by submitting written notice thereof to: Daniel Pelak, Chief Executive Officer, Closure Medical Corporation, 5250 Greens Dairy Road Raleigh, North Carolina 27616; and

(f)	neither the Company nor any of its agents, representatives, or attorneys has made any representations to Employee concerning the terms or effects of this Agreement other than those contained herein.

13. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of North Carolina, without regard to any principles governing conflicts of laws or canons of construction interpreting written agreements against the draftsman. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in the State of North Carolina.

14. Employee acknowledges and agrees that this Agreement constitutes the entire agreement and understanding between her and the Company concerning the termination of her employment, and any obligations, monetary or otherwise, owed to Employee arising out of her employment with the Company. Employee acknowledges and agrees that this Agreement supersedes any and all prior written or oral agreements or understandings between the parties hereto, with the exception of: (1) the provisions regarding Confidential

Information, Developments, Non-Competition, No Solicitation, and Equitable Relief set forth in paragraphs 2, 3, 4, 5, and 6 of that certain Employment Agreement dated March 30, 1998 between Closure Medical Corporation and Employee; and (2) that certain Employment, Confidential information and Invention Assignment Agreement executed by Employee on March 30, 1998, copies of which are collectively attached hereto as Exhibit A and are incorporated by reference. Employee’s obligations to the Company, and the Company’s corresponding rights vis-à-vis Employee, under those provisions shall survive the execution of this Agreement.

15. The parties agree that if any provision of this Agreement, other than the Release by Employee set forth in Paragraph 1, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

16. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Company and its respective successors and assigns. The obligations and duties of Employee hereunder are personal and not assignable, and any attempt of assignment or transfer of Employee’s duties or obligations shall be void.

NOTICE TO EMPLOYEE: IF YOU SIGN THIS AGREEMENT, YOU WILL BE GIVING UP YOUR RIGHT TO SUE (AND TO INSTITUTE OTHER LEGAL PROCEEDINGS) AND TO RECOVER DAMAGES FROM THE COMPANY AND ANY PERSONS AND ENTITIES AFFILIATED WITH THE COMPANY ON ACCOUNT OF ANY ACT OR OMISSION PRIOR TO THE DATE OF THIS AGREEMENT IS SIGNED. YOU, THEREFORE, ARE ADVISED TO REVIEW THIS AGREEMENT CAREFULLY BEFORE SIGNING. YOU HAVE TWENTY-ONE (21) DAYS AFTER THE DATE YOU RECEIVE THIS AGREEMENT TO DECIDE WHETHER OR NOT TO SIGN IT. IF YOU DECIDE TO SIGN, YOU CAN CHANGE YOUR MIND AND REVOKE YOUR SIGNATURE AT ANY TIME WITHIN SEVEN (7) DAYS AFTER THE DATE YOU SIGN. TO REVOKE YOUR SIGNATURE, YOU MUST GIVE WRITTEN NOTICE OF REVOCATION TO DANIEL PELAK, CHIEF EXECUTIVE OFFICER, CLOSURE MEDICAL CORPORATION, 5250 GREENS DAIRY ROAD RALEIGH, NORTH CAROLINA 27616. NOTICE IS NOT DEEMED TO BE GIVEN UNTIL RECEIVED BY CLOSURE MEDICAL CORPORATION.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereby execute the foregoing Agreement as of the dates respectively set forth below.

Closure Medical Corporation

By:	/s/ DANIEL A. PELAK
Daniel Pelak, Chief Executive Officer

Date:	11/18/2004

Debra L. Pawl

/s/ DEBRA L. PAWL

Date:	11/18/2004